FIRST BANCORP ANNOUNCES PAYMENT OF COMMON AND PREFERRED DIVIDENDS

SAN JUAN, Puerto Rico, June 4, 2009 — First BanCorp (NYSE:FBP) today announced that the Board of Directors declared, on May 26, 2009, the next payment of dividends on Common and Series A through E Preferred shares. Common stockholders of record as of June 15, 2009 will receive the 56th consecutive quarterly dividend payment declared by First BanCorp’s Board of Directors, in the amount of $0.07 per share, for the 2nd quarter of 2009, payable on June 30, 2009.

The estimated dividend amounts per share, record dates and payment dates for the Series A through E Preferred Shares are:

Series	$ Per share	Record Date	Payment Date
A	0.1484375	June 26, 2009	June 30, 2009
B	0.17395833	June 15, 2009	June 30, 2009
C	0.1541666	June 15, 2009	June 30, 2009
D	0.15104166	June 15, 2009	June 30, 2009
E	0.14583333	June 15, 2009	June 30, 2009

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida; of FirstBank Insurance Agency; and of Ponce General Corporation. First BanCorp, FirstBank Puerto Rico and FirstBank Florida, the thrift subsidiary of Ponce General, all operate within U.S. banking laws and regulations. The Corporation operates a total of 194 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are Money Express, a finance company; First Leasing and Car Rental, a car and truck rental leasing company; and FirstMortgage, a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Insurance VI, an insurance agency, and First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, the risks arising from credit and other risks of the Corporation’s lending and investment activities, including the condo conversion loans from its Miami Corporate Banking operations and the construction and commercial loan portfolios in Puerto Rico, which have affected and may continue to affect, among other things, the level of non-performing assets, charge-offs and the provision expense; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; decrease demand for the Corporation’s products and services and lower revenues and earnings because of the recession in the United States, the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; changes in general economic conditions in the United States and Puerto Rico, including the interest rate scenario, market liquidity, rates and prices, and the disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for the Corporation’s products and services and the value of the Corporation’s assets, including the value of the interest rate swaps that economically hedge the interest rate risk mainly relating to brokered certificates of deposit and medium-term notes as well as other derivative instruments used for protection from interest rate fluctuations; uncertainty about the impact of measures adopted by the Puerto Rico government in response to its fiscal situation on the different sectors of the economy; uncertainty about the effectiveness and impact of the U.S. government’s rescue plan, including the bailout of U.S. housing government-sponsored agencies, on the financial markets in general and on the Corporation’s business, financial condition and results of operations; risks of not being able to recover all assets pledged to Lehman Brothers Special Financing, Inc.; changes in the Corporation’s expenses associated with acquisitions and dispositions; risks associated with the soundness of other financial institutions; developments in technology; the impact of Doral Financial Corporation’s and R&G Financial Corporation’s financial condition on the repayment of their outstanding secured loans to the Corporation; the Corporation’s ability to issue brokered certificates of deposit and fund operations; risks associated with downgrades in the credit ratings of the Corporation’s securities; general competitive factors and industry consolidation; and risks associated with regulatory and legislative changes for financial services companies in Puerto Rico, the United States, and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from those anticipated or projected. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

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CONTACT:Alan Cohen, SVP

Marketing & Public Relations

Office (787) 729-8256

alan.cohen@firstbankpr.com

First BanCorp [NYSE: FBP]